As filed with the Securities and Exchange Commission on May 27, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Global Net Lease, Inc.

(Exact name of registrant as specified in its charter)

Maryland	45-2771978
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

650 Fifth Avenue, 30th Floor New York, New York (Address of Principal Executive Offices)	10019 (Zip Code)

2025 Omnibus Incentive Compensation Plan of Global Net Lease, Inc.

(Full title of the plan)

Edward M. Weil, Jr.

Chief Executive Officer and President

650 Fifth Avenue, 30th Floor

New York, New York 10019

(Name and address of agent for service)

(332) 265-2020

(Telephone number, including area code, of agent for service)

Copy to:

Joseph A. Herz, Esq.

Win Rutherfurd, Esq.

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, New York 10017

(212) 801-9200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this registration statement (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Explanatory Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2025 Omnibus Incentive Compensation Plan of Global Net Lease, Inc. as specified by Rule 428(b) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Global Net Lease, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 27, 2025;
(b)	The Registrant’s Definitive Proxy Statement on Schedule 14A filed in connection with the Registrant’s Annual Meeting of Stockholders held on May 22, 2025 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2024) filed with the Commission on April 8, 2025;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the Commission on May 8, 2025;

(d)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 24, 2025, February 26, 2025, March 12, 2025, March 13, 2025, March 28, 2025, April 4, 2025 and May 27, 2025 (not including any information furnished under Item 2.02, 7.01 or 9.01 of any such Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein); and

(e)	The Registration Statement on Form 8-A filed with the SEC on May 13, 2015, in which there is described the terms, rights and provisions applicable to the shares of the Registrant’s common stock, $0.01 par value per share (the “common stock”), including any amendment or report filed for the purpose of updating such description, including the description of the Registrant’s common stock contained in Exhibit 4.11 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Commission on February 27, 2024.

Additionally, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, or any other information that is identified as, or deemed, “furnished” rather than filed, which information is not incorporated by reference herein), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of the Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of the Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, and does not limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although equitable remedies may not be an effective remedy in some circumstances.

The Maryland General Corporation Law (the “MGCL”) requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity against reasonable expenses actually incurred in connection with such proceeding. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•	any individual who, while our director or officer and at our request, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses, with the approval of the board of directors, to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of us or a predecessor of us.

We have entered into an indemnification agreement with each of our directors and officers, and certain former directors and officers, providing for indemnification of such directors and officers consistent with the provisions of our charter. The indemnification agreements provide that each indemnitee is entitled to indemnification unless it is established that (1) the act or omission of an indemnitee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) such indemnitee actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, such indemnitee had reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements further limit each indemnitee’s entitlement to indemnification in cases where (1) the proceeding was one by or in the right of us and such indemnitee was adjudged to be liable to us, (2) such indemnitee was adjudged to be liable on the basis that personal benefit was improperly received in any proceeding charging improper personal benefit to such indemnitee or (3) the proceeding was brought by such indemnitee, except in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following are the exhibits required by Item 601 of Regulation S-K:

Exhibit Number	Description

4.1	Articles of Restatement of Global Net Lease, Inc., effective February 24, 2021 (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K for the year ended December 31, 2020).

4.2	Articles Supplementary of Global Net Lease, Inc., filed on September 12, 2023 (incorporated by reference to Exhibit 3.2 to the Form 8-K filed by Global Net Lease, Inc. on September 12, 2023).

4.3	Amendment to the Articles of Restatement of Global Net Lease, Inc., effective November 7, 2023 (incorporated by reference to Exhibit 3.6 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed by Global Net Lease, Inc. on November 7, 2023).

4.4	Amendment to the Articles of Restatement of Global Net Lease, Inc., effective May 23, 2025 (incorporated by reference to Exhibit 3.1 to the Form 8-K, filed by Global Net Lease, Inc. on May 27, 2025).

4.5	Third Amended and Restated Bylaws of Global Net Lease, Inc., effective April 2, 2025 (incorporated by reference to Exhibit 3.1 to the Form 8-K, filed by Global Net Lease, Inc. on April 4, 2025).

4.6	2025 Omnibus Incentive Compensation Plan of Global Net Lease, Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K, filed by Global Net Lease, Inc. on May 27, 2025).

5.1*	Opinion of Venable LLP.

10.1+	Form of Non-Employee Director Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.2 to the Form 8-K, filed by Global Net Lease, Inc. on May 27, 2025).

10.2+	Form of Restricted Stock Unit Agreement (Form A) (incorporated by reference to Exhibit 10.3 to the Form 8-K, filed by Global Net Lease, Inc. on May 27, 2025).

10.3+	Form of Restricted Stock Unit Agreement (Form B) (incorporated by reference to Exhibit 10.4 to the Form 8-K, filed by Global Net Lease, Inc. on May 27, 2025).

10.4+	Form of Performance Stock Unit Agreement (Form A) (incorporated by reference to Exhibit 10.5 to the Form 8-K, filed by Global Net Lease, Inc. on May 27, 2025).

10.5+	Form of Performance Stock Unit Agreement (Form B) (incorporated by reference to Exhibit 10.6 to the Form 8-K, filed by Global Net Lease, Inc. on May 27, 2025).

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Venable LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page hereto).

107*	Filing Fee Table.

* Filed herewith

+ Indicates a management contract or compensatory plan.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 27, 2025.

GLOBAL NET LEASE, INC.

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward M. Weil, Jr. and Christopher J. Masterson, and each of them, with full power to act without the other, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agent or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ P. Sue Perrotty	Independent Director, Non-Executive Chair of the Board of Directors	May 27, 2025
P. Sue Perrotty

/s/ Edward M. Weil, Jr.	Director, Chief Executive Officer and President	May 27, 2025
Edward M. Weil, Jr.	(Principal Executive Officer)

/s/ Christopher J. Masterson	Chief Financial Officer, Treasurer and Secretary	May 27, 2025
Christopher J. Masterson	(Principal Financial and Accounting Officer)

/s/ M. Therese Antone	Independent Director, Compensation Committee Chair	May 27, 2025
M. Therese Antone

/s/ Lisa D. Kabnick	Independent Director	May 27, 2025
Lisa D. Kabnick

/s/ Robert I. Kauffman	Independent Director, Finance Committee Chair	May 27, 2025
Robert I. Kauffman

/s/ Leslie D. Michelson	Independent Director, Nominating and Corporate Governance Committee Chair	May 27, 2025
Leslie D. Michelson

/s/ Michael J.U. Monahan	Independent Director	May 27, 2025
Michael J.U. Monahan

/s/ Stanley R. Perla	Independent Director, Audit Committee Chair	May 27, 2025
Stanley R. Perla

/s/ Edward G. Rendell	Independent Director	May 27, 2025
Edward G. Rendell

/s/ Leon C. Richardson	Independent Director	May 27, 2025
Leon C. Richardson